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                                 SCHEDULE 14A
                           SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               -----------------

Filed by the Registrant {x}

Filed by a Party other than the Registrant {x}

Check the appropriate box:

{ } Preliminary Proxy Statement

{ } Definitive Proxy Statement

{x} Definitive Additional Materials

{ } Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           ------------------------

                           BURLINGTON NORTHERN INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           BURLINGTON NORTHERN INC.

                 (NAME OF PERSON (S)  FILING PROXY STATEMENT)

                           ------------------------

Payment of Filing Fee (Check the appropriate box): (/1/)

{ } $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

{ } $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

{x} Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies: Santa Fe Pacific Corporation common stock, par value $1.00 per share.
   2) Aggregate number of securities to which transaction applies: 186,523,992, shares of Santa Fe Pacific Corporation common stock.
   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $52 3/8(/2/)
   4) Proposed maximum aggregate value of transaction: $2,637,682,402(/2/)

(/1/) The filing fee previously was paid with the initial filing of the preliminary proxy materials on August 8, 1994.

(/2/) For purposes of calculating the filing fee only. Upon consummation of the Merger, each outstanding share of Santa Fe Pacific Corporation common stock, par value $1.00 per share, will be converted into the right to receive 0.27 shares of Burlington Northern Inc. common stock, no par value. The proposed maximum aggregate value of the transaction described in the preliminary proxy materials is $2,637,682,402 (calculated based on the number of shares of Santa Fe Pacific Corporation common stock outstanding as of June 30, 1994, the average of the high and low reported prices of Burlington Northern Inc. common stock on August 5, 1994 and the exchange ratio of 0.27). The filing fee is one-fiftieth of that amount.

 {_} Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:  ...........................
   (2) Form, Schedule or Registration Statement No.:  .....
   (3) Filing Party:  .....................................
   (4) Date Filed:  .......................................

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

A Message for Burlington Northern Shareholders from Gerald Grinstein, Chairman and Chief Executive Officer

Burlington Northern + Santa Fe = Real Shareholder Value


BURLINGTON NORTHERN INC.

GERALD GRINSTEIN                                          3800 Continental Plaza
Chairman and                                                     777 Main Street
Chief Executive Officer                              Ft. Worth, Texas 76102-5384
                                                                  (817) 333-2272




A Message To Burlington Northern Shareholders:

Burlington Northern and Santa Fe Pacific requested Interstate Commerce Commission (ICC) approval on October 13 to form a great, competitive rail network that will benefit customers and the general public today and into the 21st century.

The proposed new railroad, The Burlington Northern and Santa Fe Railway Company, is expected to generate more than $300 million in new revenues in the first three years following approval by the ICC, projected to occur in early 1996. This new revenue, combined with savings from operational and administrative efficiencies, is expected to add $560 million in operating income, and generate an operating ratio below 80 percent.

Clearly, this is the right rail merger at the right time for shareholders, employees, and customers.

It is an end-to-end merger with virtually no overlap. It will spur competition by increasing access to markets and providing an efficient and streamlined alternative for shippers.

Intermodal service, the fastest growing segment of the railroad industry, will be dramatically enhanced, offering customers seamless transportation and direct routes between key ports of the Pacific Northwest, Central and Southern California, and the Gulf of Mexico.

And the new rail network will provide shippers with expanded access to markets from the Pacific Northwest to the Southeastern U.S., from Midwestern grain fields to Southern California ports, and from Canada to Mexico.

Most importantly, shippers will have a new western region alternative to Union Pacific's long-time dominance of routes from the Midwest to the Southwest and on to California.

As the press has reported, Union Pacific made a hostile merger proposal to Santa Fe. This is nothing more than an attempt to stifle healthy competition among railroads in the western United States. UP's rejected proposal for the Santa Fe is recognized by analysts and experts alike as lacking credibility, and most predict ICC approval is highly dubious - and in any case would require very substantial and highly costly concessions to other railroads, which also would undermine any potential shareholder value.

Burlington Northern and Santa Fe is the right railroad combination for shareholders and customers. We are on track to create a great new railroad linking customers, products, and markets today...and in the 21st century.

Sincerely,

/s/ Gerald Grinstein

Gerald Grinstein

Facts About The
Burlington Northern And Santa Fe Merger:

X IT'S GOOD FOR COMPETITION. Shippers throughout the U.S. will now have a real choice of transportation alternatives linking all major West Coast and Gulf ports with the Southeast, Midwest, Southwest, and the Pacific Northwest--as well as Canada and Mexico.

X IT'S ICC APPROVABLE. Most analysts predict that the ICC is likely to approve the Burlington Northern/Santa Fe combination without significant conditions.

X IT'S AN END-TO-END MERGER. This merger includes little overlap, requiring virtually no facilities to be closed and no track to be abandoned.

X IT PROVIDES GOOD VALUE FOR SHAREHOLDERS. The Burlington Northern and Santa Fe Railway is expected to generate a projected $560 million in additional operating income from operating synergies and increased revenues. As a result, the new railroad is expected to have a combined operating annual income exceeding $1.5 billion with an operating ratio below 80 percent.

X  IT'S GOOD FOR THE COMMUNITIES WE SERVE AND FOR OUR EMPLOYEES.


                            [GRAPHIC APPEARS HERE]


             The Burlington Northern and Santa Fe Railway Company:
   Linking customers, products, and markets for the 21st Century . . . now.

     Description of Graphic Materials on a Message for Burlington Northern
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   Shareholders from Gerald Grinstein, Chairman and Chief Executive Officer
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  There appears at the lower right portion of the poster a map of the 48 contiguous United States overlaid with the routes of the Burlington Northern Railroad Company and Santa Fe Pacific Railroad Company. Burlington Northern track is depicted as a solid line and Santa Fe Pacific track is depicted as a broken dotted line. The map identifies the following cities on the routes:
Chicago, St. Paul, Minneapolis, Duluth, Fargo, Winnipeg, Sioux City, Omaha, Lincoln, St. Louis, Kansas City, Memphis, Birmingham, Mobile, Topeka, Wichita, Tulsa, Dallas, Houston, Galveston, Dallas, Ft. Worth, Oklahoma City, Lubbock, Amarillo, Alburquerque, El Paso, Santa Fe, Phoenix, Denver, San Diego, Los Angeles, San Francisco, Oakland, Sacramento, Billings, Helena, Spokane, Portland, Tacoma, Seattle and Vancouver.